Exhibit 10.14



                  EMPLOYMENT AGREEMENT


          THIS AGREEMENT by and between Honeywell
International Inc. (formerly AlliedSignal Inc.), a
Delaware corporation (the "Company"), and Mr. Michael R.
Bonsignore (the "Executive"), dated and effective as of the Effective Time (as hereinafter defined).


                  W I T N E S S E T H:

          WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 4, 1999, by and among the Company, Honeywell Inc., a Delaware corporation ("Honeywell"), and
Blossom Acquisition Corp., a Delaware corporation
("Acquisition"), pursuant to which Acquisition will merge into Honeywell (the "Merger") and Honeywell will become a wholly-owned subsidiary of the Company; and

          WHEREAS, the Company expects the Executive to play a critical role in the integration of the business and operations of Honeywell with those of the Company and to make essential contributions to the future growth and success of the Company; and;

          WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, it is hereby agreed as follows:

          1. TERM. The Term of this Agreement shall commence as of the Effective Time (as defined in the Merger
Agreement) and end on December 31, 2004.  During the
Term, the Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for an initial period (the "Initial Period") and a second period (the
"Subsequent Period"). The Initial Period shall begin at the Effective Time and end on the earlier of (a) the retirement of the current Chairman of the Company's Board of Directors (the "Current Chairman") on April 1, 2000;
or (b) such earlier date as the Current Chairman ceases to be Chairman for any reason. The Subsequent Period shall begin at the end of the Initial Period and end upon expiration of the Term. Notwithstanding the foregoing, in the event the transactions contemplated by the Merger
Agreement are not consummated, this Agreement shall be null and void.

          2. POSITION AND DUTIES. (a) During the Initial Period the Executive shall serve as the Chief Executive Officer of the Company and during the Subsequent Period the Executive shall serve as both the Chief Executive Officer of the Company and as the Chairman of the Company's Board of Directors; in each case with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company
(the "Board"), and which duties and responsibilities shall be consistent with those exercised for such position by the Current Chairman. Without limiting the generality of the foregoing, during the Term the Executive shall act as (i) the senior officer of the Company, (ii) the primary spokesperson to shareholders and the investment community, (iii) the person primarily responsible for establishing policy and direction for the Company and (iv) the person to whom the senior executives of the Company report. As of the Effective Time, the Company shall cause the Executive to be elected as a member of the Board, to serve as a member of the class of directors with the longest tenure as of the Effective
Time. Thereafter, during the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board for the duration of the Term. During the Term, the Executive shall report solely to the Board. Until the second anniversary of the Effective Time, (i) the removal of the Executive from the position of Chief Executive Officer or Chairman of the Board, (ii) prior to the effective date of his election as Chairman of the Board, the reversal of such election, or (iii) any change in the Executive's duties and responsibilities hereunder not concurred with by the Executive shall require the affirmative vote of at least 75% of the members of the Board (excluding the Executive); provided, however, that if, at any time prior to such second anniversary, the persons (other than the Executive) designated by Honeywell pursuant to Section
2.2(a) of the Merger Agreement ("Merger Agreement
Designees") shall represent less than 25% of the members of the Board (excluding the Executive), then such removal, reversal or change, as applicable, shall require, in addition to the vote of the Board otherwise required therefor by this Section 2(a), the affirmative vote of at least one Merger Agreement Designee.

          (b) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an executive officer of the Company in accordance with this Agreement.

          (c)  During the Term, the Executive shall be
based at the Company's principal headquarters in Morristown, New Jersey, except for travel reasonably required for the performance of the Executive's duties hereunder.

          3. COMPENSATION. (a) BASE SALARY. During the Term, the Executive shall receive an annual base salary
("Annual Base Salary") of not less than $1.5 million.
The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time.
During the Term, the Annual Base Salary shall be reviewed by the Management Development and Compensation Committee of the Board (the "Compensation Committee") for possible increase at least annually. Any increase in the Annual
Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The
Annual Base Salary shall not be reduced below any such increased amount, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

          (b)  INCENTIVE COMPENSATION.  The Executive
shall receive an annual cash bonus from the Company with respect to 1999 which is equal to the excess if any of
(x) $1 million over (y) the cash bonus paid or payable to the Executive in respect of 1999 (or any portion thereof) under Honeywell's annual incentive plans (including any such amounts payable by reason of shareholder approval of or consummation of the Merger). Such cash bonus amount shall be paid in accordance with the Company's normal practice. Commencing on January 1, 2000, the Executive shall have a minimum target bonus of not less than 100 percent of his Annual Base Salary (the "Minimum Target
Bonus").

          (c)  OTHER BENEFITS.  During the Term:  (1) the
Executive shall be entitled to participate in all savings and retirement plans (including non-qualified supplemental executive retirement plans, subject, however, to the provisions of this Agreement), and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior officers of the Company and (2) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms, conditions, cost-sharing requirements and the like, as are made available to the senior officers of the Company. Executive shall receive credit, for purposes of the Company benefit plans referenced in this paragraph (c) in which Executive is or becomes a participant, for his service with Honeywell and the Company, except as described in Section 6.6(c)(i) of the Merger Agreement. In addition to perquisites made available to senior officers of the Company, the Company shall provide Executive with an annual financial planning allowance of up to $50,000, a car and driver, use of Company-owned aircraft for personal travel in accordance with the Company's security requirements, and a gross-up of any imputed income tax payable by reason of travel by the Executive's spouse on Company-owned aircraft when accompanying the Executive on his business travel. The
Company shall reimburse the Executive for relocation expenses in accordance with the Company's Executive
Relocation Policy, a copy of which has been made avail able to the Executive.

          (d)  EQUITY AWARDS.  (i) As of the Effective
Time, the Compensation Committee shall grant to the Executive a non-qualified option (the "Option") to purchase 1.0 million shares of the Company's common stock
("Company Stock") pursuant to the Company's 1993 Stock
Plan for Employees of AlliedSignal Inc. and its Affiliates (the "Stock Plan"). The Option shall (x) have a ten year term, (y) have a per share exercise price equal to the fair market value (as defined in the Stock
Plan) of the Company Stock on the day on which the Effective Time occurs and (z) subject to the provisions hereof, vest and become exercisable with respect to 40% of the shares of Company Stock subject thereto on December 31, 2000 and with respect to an additional 30% of the shares subject thereto on each of December 31, 2001 and December 31, 2002 so long as the Executive is employed by the Company on each such date. In the event of the termination of the Executive's employment with the Company for any reason (other than a termination by the Company for Cause or a voluntary resignation by the Executive without Good Reason (as each term is defined herein)) (a "Qualifying Termination"), the Option will become fully vested and exercisable. To the extent that the Option has become vested and exercisable, it will remain so vested and exercisable for the remainder of its term.

          (ii) As of the Effective Time, the Compensation
Committee shall grant to the Executive a non-qualified option to purchase 500,000 shares of Company Stock pursuant to the Stock Plan (the "Performance Option").
Notwithstanding any provision of the Stock Plan to the contrary, the Performance Option shall (x) have a ten year term, (y) have a per share exercise price equal to the fair market value (as defined in the Stock Plan) of the Company Stock on the day on which the Effective Time occurs and (z) vest and become exercisable in accordance with (A) or (B) below, as follows:

          (A)  With respect to 40% of the shares of
          Company Stock subject thereto, on April 1,
          2001, if and only if the growth in Consolidated
          Earnings Per Share (as defined below) for calendar year 2000 over calendar year 1999 is at least equal to the targeted growth for such year set by the Compensation Committee, as set forth on Appendix A hereto; with respect to an additional 30% of the shares subject thereto, on April 1, 2002, if and only if the growth in Consolidated Earnings Per Share for calendar year 2001 over calendar year 2000 is at least equal to the targeted growth for such year set by the Compensation Committee, as set forth on Appendix A hereto; and with respect to an additional 30% of the shares subject thereto, on April 1, 2003, if and only if the growth in Consolidated Earnings Per Share for calendar year 2002 over calendar year 2001 is at least equal to the targeted growth for such year set by the Compensation Committee, as set forth on Appendix A hereto; or

          (B)  With respect to 100% of the shares of
          Company Stock subject thereto, on April 1,
          2003, if and only if the cumulative growth in Consolidated Earnings Per Share for the three-year calendar period commencing January 1, 2000 and ending December 31, 2002 over calendar year
          1999 is at least equal to the cumulative
          Consolidated Earnings Per Share target set by the Compensation Committee for such three-year period, as set forth on Appendix A hereto.

In the event of a Qualifying Termination prior to April
1, 2003 or a voluntary resignation by the Executive after December 31, 2002, and prior to April 1, 2003, any portion of the Performance Option which has not become vested and exercisable as of the date of such termination shall remain outstanding and shall be treated for all purposes as if the Executive remained employed by the Company through April 1, 2003. To the extent that any portion of the Performance Option (AA) has not become vested and exercisable pursuant to paragraph (A) or (B) above by April 1, 2003, the portion of the Performance
Option which is unvested and not exercisable on such date shall terminate and be of no further force and effect, and (BB) has become vested and exercisable, the portion of the Performance Option which has become vested and exercisable shall remain vested and exercisable for the remainder of its term. For purposes of the Performance
Option, "Consolidated Earnings Per Share" for a calendar year shall mean consolidated net income for that year as shown on the consolidated statement of income for the Company, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment
(other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events or transactions and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles; divided by the weighted average number of outstanding shares of Company Stock for the calendar year.

          (iii) As of the Effective Time, the
Compensation Committee shall also grant 375,000 restricted stock units to the Executive (such units, the "Restricted Units") pursuant to the Stock Plan.
Notwithstanding any provision of the Stock Plan to the contrary, and subject to the provisions hereof, the restrictions on the Restricted Units shall lapse solely upon the attainment of the performance criteria set forth below:

          As to one-third of the Restricted Units, on April 1, 2001, if and only if the Company's
          Operating Margin (as defined below) for
          calendar year 2000 is at least equal to the target for such year set by the Compensation
          Committee, as set forth on Appendix B hereto;
          as to an additional one-third of the Restricted
          Units, on April 1, 2002, if and only if the Company's Operating Margin for calendar year
          2001 is at least equal to the target for such year set by the Compensation Committee, as set forth on Appendix B hereto; and as to an additional one-third of the Restricted Units on April 1, 2003, if and only if the Company's
          Operating Margin for calendar year 2002 is at least equal to the target for such year set by the Compensation Committee, as set forth on Appendix B hereto.

Dividend equivalents will be awarded pursuant to the Stock Plan with respect to such Restricted Units. In the event of a Qualifying Termination prior to April 1, 2003 or a voluntary resignation by the Executive after December 31, 2002 and prior to April 1, 2003, all
Restricted Units as to which the restrictions have not lapsed as of the date of such termination shall remain outstanding and shall be treated for all purposes as if the Executive remained employed by the Company through April 1, 2003. All Restricted Units as to which the restrictions have not lapsed as of April 1, 2003 shall expire. The Executive shall have no right to receive any payment in respect of any Restricted Units that expire pursuant to the preceding sentence. For purposes of the Restricted Units, "Operating Margin" for a calendar year shall mean net sales less operating expenses, including cost of goods sold and sales, general and administration expenses and other recurring operating expenses, determined in accordance with generally accepted accounting principles, but adjusted to omit the effects of unusual or infrequently occurring events or transactions, including, without limitation, restructuring charges and gain or loss on any business disposition, including without limitation of any strategic business unit or strategic business enterprise.

          (iv) During the Term, the Executive shall be entitled to be granted additional options to acquire
Company Stock, restricted stock units and other equity awards at the discretion of the Compensation Committee.

          (e)  ADDITIONAL RETIREMENT BENEFIT.  (i)
Subject to the terms and conditions set forth herein, the Executive shall be entitled to payment by the Company of an annual supplemental retirement benefit (the "SERP
Benefit"), expressed as a life annuity commencing on the Executive's sixty-fifth birthday, equal to (1) the product of (A) 60% times (B) the Executive's Final
Average Compensation (as defined below), minus (2) the aggregate annual vested benefit (expressed as a life annuity commencing on the Executive's sixty-fifth birthday) payable to the Executive under the terms of any "defined benefit plan" (as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended) or plans, including excess benefit or supplemental retirement plans or agreements, maintained by the Company or Honeywell. As of the Effective Time, the Executive shall be fully vested in the SERP Benefit.
The SERP Benefit shall be reduced by 3% for each year (or pro rata for any portion thereof) during which the Executive collects his SERP Benefit prior to January 1,
2003. Following the Executive's death (whether or not the payment of the SERP Benefit has commenced), an annual survivor benefit equal to 50% of the SERP Benefit shall be payable to the Executive's surviving spouse (if any) for her life.

          (ii) The SERP Benefit shall be payable at such time and in such manner and shall in all other respects be subject to such terms and conditions as are applicable to retirement benefits payable under the supplemental retirement plan of the Company in which the Executive participates as of the date on which the Executive's employment terminates (which plan shall recognize salary and bonus in computing benefits thereunder and shall permit the Executive to elect to receive benefits in a lump sum); provided, however, that if the Executive is entitled to severance pay under the "Severance Plan" (as defined below) upon termination of his employment, payment of the SERP Benefit shall not commence until expiration of the "Severance Period" (as defined below);
and provided, further, however, that for purposes of computing SERP Benefit payable prior to January 1, 2003, it shall be assumed that benefits under the plans referred to in Section 3(e)(i)(2) above commenced at the same time as such SERP Benefit. For purposes of this
Section 3(e), Final Average Compensation shall mean the greater of (x) the average of the Executive's base salary and bonus with respect to the three calendar years coincident with or immediately preceding the end of the Executive's employment with the Company (including for this purpose, if applicable, base salary and bonus paid or payable to the Executive by Honeywell) and (y) the Executive's "Final Average Earnings" (as defined in the
Honeywell Retirement Benefit Plan as in effect on June 4,
1999, but without regard to (A) the benefit limitation under Section 415 of the Code (as hereinafter defined),
(B) the compensation limitation under Section 401(a)(17) of the Code and (C) the exclusion from the definition of earnings under such plan of any amounts of deferred compensation), determined as of December 31, 1999 (such
"Final Average Earnings" are reflected on a preliminary basis on Appendix C hereto). For purposes of this
Section 3(e), (aa) Final Average Compensation shall take into account severance payments made under Section 5(a) hereof which payments shall be treated as having been made over the Severance Period (as defined in the Severance Plan referred to in Section 5(a)) and (bb) the Executive will be treated as having remained employed by the Company during the Severance Period.

          (iii) The Company agrees to provide the
Executive for the period beginning at the end of the Term
(or in the event of a voluntary resignation on or after January 1, 2003, from and after the Date of Termination in connection therewith) and for the remainder of his life thereafter the facilities, services and other arrangements that were provided to him during the Term
(including office and clerical support, executive transportation and other security services, financial and tax planning services, continued access to certain other general facilities and services and reimbursements for properly documented expenses, if any, incurred on behalf of the Company and at the request of his successor, but excluding the use of Company-owned aircraft for personal travel).

          4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DIS ABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's
Disability during the Term. "Disability" means that the Executive is disabled within the meaning of the Company's long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

          (b) TERMINATION BY THE COMPANY. (i) Subject to Section 2(a) hereof, the Company may terminate the Executive's employment during the Term for Cause or without Cause. "Cause" means the conviction of the Executive for the commission of a felony, or willful gross misconduct by the Executive that results in material and demonstrable damage to the business or reputation of the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

          (ii) A termination of the Executive's
employment for Cause shall be not be effective unless it is accomplished in accordance with the following proce dures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute
Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board
Meeting for Cause" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termination for Cause, that takes place not less than five nor more than thirty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of three-quarters of the entire membership of the Board (other than the Executive) but in any event, in accordance with Section 2(a) hereof to the extent applicable, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement. The failure to set forth any fact or circumstance in a Notice of Termination for Cause shall not constitute a waiver of the right to assert, and shall not preclude the Company from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

          (c)  GOOD  REASON.  (i)  The Executive may
     terminate employment for Good Reason or without Good
     Reason. "Good Reason" means, without the Executive's written consent:

          (A) the failure of the Executive to become the Chairman of the Board upon the expiration of the Initial Period or the failure of the Executive to be retained as Chief Executive
          Officer of the Company during the Term or as Chairman of the Board during the Subsequent
          Period;

          (B) the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the positions to be held by the Executive during the applicable period pursuant to this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

          (C) any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

          (D) any requirement by the Company that the Executive's services be rendered primarily at a location more than 50 miles from the location provided for in paragraph (c) of Section 2 of this Agreement (except for travel reasonably required for the performance of the Executive's duties hereunder);

          (E) any failure by the Company to comply with paragraph (c) of Section 10 of this Agreement;

          (F) any other material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive.

          (ii) A termination of employment by the
Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

          (iii)    The failure to set forth any fact or
circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the Executive from asserting such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

          (iv) A termination of the Executive's
employment by the Executive without Good Reason shall be effected by giving the Company 30 days written notice of the termination.

          (d) DATE OF TERMINATION.  The "Date of
Termination" means the date of the Executive's death, the Disability Effective Date or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good
Reason or without Good Reason is effective.

          5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.  (a)
OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD
REASON. In the event of the termination of Executive's employment during the Term, except as otherwise provided in this Agreement, the consequences of such termination shall be determined in accordance with the Company's
Severance Plan for Senior Executives or any successor thereto (the "Severance Plan"), which is incorporated by reference in this Agreement, with the additions and modifications in respect of the Executive as set forth below. The Executive shall be treated as an "Officer
Participant" under the Severance Plan.  The "Severance
Period" for purposes of the Severance Plan shall, in Executive's case, be thirty-six months. The "Severance
Pay Factor" for purposes of the Severance Plan shall, in Executive's case, be equal to the number of months of Executive's Severance Period. "Covered Termination" for purposes of the Severance Plan shall mean (i) any termination of the Executive's employment by the Company other than for Cause (as defined in Section 4(b) of this Agreement) and (ii) any termination of the Executive's employment by the Executive for Good Reason (as defined in Section 4(c) of this Agreement). Benefit Payments under the Severance Plan shall be made in a lump-sum, within thirty days after the Date of Termination. There will be no forfeiture of benefits pursuant to Section
20(c) of the Severance Plan unless the Executive's employment has been terminated for Cause (as defined in Section 4(b) hereof) and in no event shall the Executive forfeit any portion of the benefits described in Section
3(e) hereof. In addition, if during the Term, the Company terminates the Executive's employment for any reason other than Cause, death or Disability, or the Executive terminates his employment for Good Reason, (i) all of the Executive's then outstanding equity awards
(other than the Option, Performance Option and Restricted
Units, which shall be treated in the manner set forth in
Section 3(d) hereof) shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards and (ii) the Company shall promptly pay to the Executive any portion of the Executive's Annual Base
Salary and bonus through the Date of Termination that has not yet been paid. The Company shall also pay or provide to the Executive, in the event of such a termination, the benefits described in Section 3(e) hereof and all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

          (b) DEATH AND DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts: (1) any portion of the Executive's
Annual Base Salary and bonus through the Date of Termination that has not yet been paid; (2) an amount equal to the product of (A) the target bonus that the Executive would have been eligible to earn for the period during which such termination occurs, and (B) a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; and (3) the benefits described in
Section 3(e) hereof and all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term, all of the Executive's then outstanding equity awards (other than the Option, Performance Option and Restricted Units, which shall be treated in the manner set forth in Section 3(d) hereof) shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards.

          (c) BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE
OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason during the Term, (1) the Company shall pay to the Executive in a lump sum in cash immediately prior to the Date of Termination, any portion of the Executive's Annual Base Salary and bonus earned through the Date of Termination that has not been paid; (2) all then unvested equity awards shall, except as otherwise provided in Section 3(d) hereof, be forfeited and all previously vested options and other vested equity awards granted on or after the Effective Time shall be treated according to the provisions of the plan and agreements under which such awards were granted; and (3) the Company shall also pay or provide to the Executive the benefits described in Section 3(e) hereof and all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

         (d) Whether or not Executive's employment is terminated hereunder, if any payments under this Agreement or any other payments or benefits received or to be received by the Executive in connection with the Merger, a change in control of the Company, termination of the Executive's employment, or cessation of the Executive's active service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company) (the "Severance Payments"), will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the
"Code") (or any similar tax that may hereafter be imposed), the Company shall pay at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection 5(d), shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all Severance Payments shall be treated as "parachute payments" within the meaning of Section
280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive
("tax counsel"), such Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section
280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Severance Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and
(4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at Executive's highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at Executive's highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or, as applicable, at the Effective Time), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the "Applicable Rate"). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any payment to be made under this paragraph shall be payable within five
(5) days of the determination of tax counsel that such a payment is required hereunder and, if applicable, within five (5) days of a final determination that additional
Excise Tax is payable.

          6.   NON-EXCLUSIVITY OF RIGHTS.  Nothing in this
Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify
(but, other than as expressly provided in Section 5 hereof, excluding in each case, any severance plan or arrangement of the Company or any of its affiliated companies) nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

          7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

          8. CONFIDENTIAL INFORMATION; COMPETITION; SOLICITATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge
(other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The
Executive shall not communicate, divulge or disseminate
Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. If the Executive resigns without Good Reason or if the Executive is terminated by the Company with Cause prior to the end of the Term, then for two years after the Date of Termination, the Executive will not, without the written consent of the Board, directly or indirectly, (A) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the United States and Canada which is in competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries, and (B) hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

          9. DISPUTE RESOLUTION; ATTORNEYS' FEES. All disputes arising under or related to the employment of the Executive or the provisions of this agreement shall be settled by arbitration under the rules of the American
Arbitration Association then in effect, such arbitration to be held in Morristown, New Jersey, as the sole and exclusive remedy of either party and judgement on any arbitration award may be entered in any court of competent jurisdiction. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section
7872(f)(2)(A) of the Code. The Company shall also pay all reasonable legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement.

          10. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          11. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:




                    If to the Executive:

                    c/o Honeywell International Inc.
                    101 Columbia Road
                    Morristown, New Jersey

                    If to the Company:

                    Honeywell International Inc.
                    101 Columbia Road
                    Morristown, New Jersey
                    Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of
Section 11.  Notices and communications shall be
effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provi sions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) The Executive and the Company acknowledge that, as of the Effective Time, this Agreement supersedes
(i) the change in control letter agreement between the Executive and Honeywell, dated December 19, 1994, and
(ii) any other agreement between them concerning the subject matter hereof and that, following the Effective
Time, no such agreement shall be of any further force or effect.

          (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encum-ber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

          (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

[Seal]                        HONEYWELL INTERNATIONAL INC.

Attest:


/s/ Peter M. Kreindler        By:   /s/ Robert P. Luciano
_______________________             __________________________
                                    Robert P. Luciano
                                    Director and Chairman of the
                                    Management Development and
                                    Compensation Committee


                               /s/ Michael R. Bonsignore
                               _________________________________
                               Michael R. Bonsignore

                       APPENDIX A


         Consolidated Earnings Per Share Growth
         ______________________________________

Calendar Year                           Growth in Consolidated EPS
_____________                           __________________________
2000 vs. 1999                                     20%
2001 vs. 2000                                     17%
2002 vs. 2001                                     16%


    Cumulative Consolidated Earnings Per Share Growth
    _________________________________________________

Cumulative Consolidated Earnings Per Share over the three-year calendar period commencing January 1, 2000 and ending December 31, 2002 must be at least 53% greater than the Consolidated Earnings Per Share for calendar year 1999.

                       APPENDIX B


Calendar Year                           Target Operating Margin
_____________                           _______________________
2000                                                  15%
2001                                                  16%
2002                                                  17%

                       APPENDIX C


Annual Pay
__________

1999                                     $2,097,552.96*
1998                                      2,075,121.54
1997                                      1,702,308.20
                                         _____________
                                         $5,874,982.70
                                                   / 3
                                               _______
Final Average Earnings*                  $1,958,327.57
_______________________________









__________________________________
*    1999 Pay assumes (1) a change in salary rate (to
     $1.5 million), effective for the last four pay periods of 1999 and (2) a 1999 bonus of $1 million.
     Actual 1999 Pay and Final Average Earnings as of
     12/31/99 will be adjusted to reflect actual 1999 salary and bonus.